News Release

FOR IMMEDIATE RELEASE	Media contact:
November 29, 2017	Bob Varettoni
908.559.6388
robert.a.varettoni@verizon.com

Verizon to launch 5G residential broadband services
in up to 5 markets in 2018

NEW YORK - Leading the industry with the first commercial application of next-generation broadband services, Verizon Communications Inc. (NYSE, Nasdaq: VZ) today announced it will launch wireless residential broadband services in three to five U.S. markets in 2018.
As a first application of fifth-generation - or 5G -- wireless, these services will use radio signals, rather than copper or fiber cables, to provide customers with unprecedented wireless speeds for Internet access. As 5G continues to evolve, customers will benefit from a wide array of services - including broadband, mobile and IoT (Internet of things) -- and the necessary bandwidth and low latency for 3D and virtual reality applications.
Verizon’s first commercial launch is planned to be in Sacramento, Calif., in the second half of 2018. Details of that launch, and the announcement of additional markets, will be provided at a later date.

Verizon has successfully trialed 5G residential applications in 11 markets in 2017. The commercial launch is based on customer experience and on Verizon’s confidence in new technology powered by millimeter-wave spectrum.
Verizon estimates the market opportunity for initial 5G residential broadband services to be approximately 30 million households nationwide.
The 5G commercial launch will not have a material impact on Verizon’s consolidated capital expenditures in 2018. The company expects its full-year 2018 capital spending program to be consistent with the past several years.
“This is a landmark announcement for customers and investors who have been waiting for the 5G future to become a reality,” said Hans Vestberg, Verizon president of Global Networks and Chief Technology Officer. “We appreciate our strong ecosystem partners for their passion and technological support in helping us drive forward with 5G industry standards, for both fixed and mobile applications. The targeted initial launches we are announcing today will provide a strong framework for accelerating 5G’s future deployment on the global standards.”

Additional Disclosures
Verizon will hold a meeting with analysts later today, and presentation slides and videos will be available on the company’s Investor Relations website,
www.verizon.com/about/investors/.
At the meeting, Verizon will not address the impact of the proposed tax reform legislation since Congress is still working through the legislative process. However, Verizon has long supported tax reform that reduces corporate rates to an internationally competitive level. Implementing a corporate rate of 20 percent, 100 percent expensing and a territorial tax system would allow U.S. companies to be much more competitive in the global economy. The company is hopeful that Congress will pass legislation this year.

Verizon Communications Inc. (NYSE, Nasdaq: VZ), headquartered in New York City, has a diverse workforce of 160,100 and generated nearly $126 billion in 2016 revenues. Verizon operates America’s most reliable wireless network and the nation’s premier all-fiber network, and delivers integrated solutions to businesses worldwide. Its Oath subsidiary reaches about one billion people around the world with a dynamic house of media and technology brands.

####

VERIZON'S ONLINE MEDIA CENTER: News releases, stories, media contacts and other resources are available at www.verizon.com/about/news/. News releases are also available through an RSS feed. To subscribe, visit www.verizon.com/about/rss-feeds/.

Forward-looking statements
In this communication we have made forward-looking statements. These statements are based on our estimates and assumptions and are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed future results of operations. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “estimates,” “hopes” or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors, along with those discussed in our filings with the Securities and Exchange Commission (the “SEC”), could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: adverse conditions in the U.S. and international economies; the effects of competition in the markets in which we operate; material changes in technology or technology substitution; disruption of our key suppliers’ provisioning of products or services; changes in the regulatory environment in which we operate, including any increase in restrictions on our ability to operate our networks; breaches of network or information technology security, natural disasters, terrorist attacks or acts of war or significant litigation and any resulting financial impact not covered by insurance; our high level of indebtedness; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations or adverse conditions in the credit markets affecting the cost, including interest rates, and/or availability of further financing; material adverse changes in labor matters, including labor negotiations, and any resulting financial and/or operational impact; significant increases in benefit plan costs or lower investment returns on plan assets; changes in tax laws or treaties, or in their interpretation; changes in accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; the inability to implement our business strategies; and the inability to realize the expected benefits of strategic transactions.